                               EXHIBIT NO. 22

                       SUBSIDIARIES OF THE REGISTRANT



Piemonte Foods, of Indiana, Inc.
Frankfort, Indiana

Carolina Pizza Products, Inc.
Greenville, South Carolina
(Inactive)

Origena, Inc.
Chicago, Illinois